Exhibit 10.11

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (the “Amendment”) is made and entered into this      day of November, 2003, by and between SARUM MANAGEMENT, INC.,  75 Marc Avenue, Cuyahoga Falls, Ohio 44223, as agent of the Owner, (hereinafter referred to as “Lessor”) and ACCURIDE ERIE L.P. (previously known as AKW, L.P.), 1015 East 12th Street, Suite 200, P.O. Box 29, Erie, PA 16503, as successor by assignment to Kaiser Aluminum and Chemical Corp. (hereinafter referred to as “Lessee”).

WITNESSETH:

WHEREAS, the parties hereto by their predecessors in interest, have entered into a Lease Agreement, dated November 1, 1988, have entered into a First Amendment to Lease Agreement, dated September 30, 1999, and have entered into a Second Amendment to Lease Agreement dated, March 27, 2001 (hereinafter collectively referred to as the “Lease Agreement”).

WHEREAS, the parties desire to modify the Lease Agreement pursuant to the terms hereof.

AGREEMENT:

NOW, THEREFORE, for valuable consideration, including the covenants herein contained, receipt of which is hereby acknowledged, the parties agree as follows:

A.            Paragraph THREE: TERM, RENEWAL AND ASSIGNMENT, of the Lease Agreement, is hereby amended and restated in its entirety to read as follows:

The term of this Lease shall commence on November 1, 1988 and terminate on December 31, 2007 (the “Term”).

Lessee shall have the option to renew the Lease for two (2) successive two (2) year periods (each, an “Additional Term”) by providing Lessor with written notice of Lessee’s intent to renew the Lease at least one hundred fifty (150) days prior to the expiration of the Term or Additional Term, as the case may be.  The first Additional Term shall commence on January 1, 2008 and terminate at 11:59 p.m. on December 31, 2009 (the “First Additional Term”).  The second Additional Term shall commence on January 1, 2010 and terminate at 11:59 p.m. on December 31, 2011 (the “Second Additional Term”).

B.            Paragraph FOUR: RENT, of the Lease Agreement, is hereby amended and restated in its entirety to read as follows:

For the period from July 1, 2003 through June 30, 2005, Lessee agrees to pay to Lessor a monthly rental amount of Thirty Six Thousand Two Hundred Ninety One and 53/100 Dollars ($36,291.53).  For the period of July 1, 2005 through June 30, 2007, Lessee agrees to pay to Lessor a monthly rental amount of Thirty Eight Thousand Five Hundred One and 68/100 Dollars ($38,501.68).  For the period of July 1, 2007 through December 31, 2007, Lessee agrees to pay to Lessor a monthly rental amount of Forty Thousand Eight Hundred Forty Six and 43/100 Dollars ($40,846.43).  In the event Lessee elects to renew the Lease for the First Additional Term, Lessee agrees to pay to Lessor a monthly rental amount for the period of January 1, 2008 through June 30, 2009 of Forty Thousand Eight Hundred Forty Six and 43/100 Dollars ($40,846.43) and for the period of July 1, 2009 through December 31, 2009, Lessee agrees to pay to Lessor a monthly rental amount of Forty Three Thousand Three Hundred Thirty Three and 98/100 Dollars ($43,333.98).  In the event Lessee elects to renew the Lease for the Second Additional Term, Lessee agrees to pay to Lessor a monthly rental amount for the Second Additional Term of Forty Three Thousand Three Hundred Thirty Three and 98/100 Dollars ($43,333.98).

C.            The third paragraph of Paragraph SIX, ACCEPTANCE AND MAINTENANCE, of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

Lessor shall maintain the exterior of the Leased Premises and common exterior grounds at Lessor’s own expense, provided, however, that Lessee shall be obligated to maintain and/or repair at its own expense any damage to the interior of the Leased Premises or the exterior of the Leased Premises caused by misuse or the negligent or wrongful acts of Lessee’s agents, invitees or employees, ordinary wear and tear, damage by casualty and depreciation excepted; provided further that Lessee shall be obligated to repair and/or maintain at its own expense any Capital Improvements made by Lessee in accordance with Paragraph FIFTEEN, CAPITAL IMPROVEMENT CREDIT of this Lease.

D.            Add a new Paragraph as follows:  The first sentence of the second paragraph of Paragraph Eight, “Insurance and Indemnification” of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

Lessee, at its sole expense, shall insure Lessee’s personal property, equipment, machinery, fixtures, and alterations, improvements, repairs and additions which it makes pursuant to Paragraph Eleven hereunder, against loss by fire or other casualty normally covered by risk insurance coverage, with Lessor named as an additional insured.

E.Paragraph ELEVEN, ALTERATIONS, of the Lease Agreement is hereby amended and restated in its entirety to read as follows:

Lessee, from time to time at its expense and without the prior consent of Lessor, may make such alterations, improvements, repairs and additions to and upon the Leased Premises and install therein such fixtures, equipment, furniture and property as it may consider advisable for the conduct of its business.  Lessee will not, without the prior written consent of Lessor, make or suffer to be made by or on behalf of Lessee any alterations, improvements or additions which will affect the structural portions of the Leased Premises.  Lessor agrees that it will not unreasonably withhold or delay consent to the making of such alterations, improvements or additions.  Lessee shall not be obligated to remove, alter or change any alterations, improvements, repairs or additions, or to restore the Leased Premises to their prior condition, upon the expiration of the Term or Additional Term, as the case may be, or earlier termination of this Lease; provided, however, that Lessee may, at its option and in its sole discretion, remove any alterations, improvements, repairs or additions made pursuant to this paragraph prior to the expiration of the Term or Additional Term, as the case may be, or earlier termination of this Lease.

In the event Lessee exercises its option to remove any alterations, improvements, repairs or additions as herein permitted, it shall restore the Leased Premises to the condition existing prior to the alteration, improvement, repair or addition.

F.             The following paragraph shall be included as an additional provision in the Lease Agreement:

SIXTEEN: INFRASTRUCTURE REPAIRS

Lessor agrees to repair the infrastructure of the Leased Premises at its own expense in accordance with Exhibit B attached hereto (the “Repair Schedule”).  Each repair to be made pursuant to Exhibit B shall be made by persons or entities previously approved by both Lessor and Lessee.  In the event Lessor fails to make a repair as and when required by the terms and conditions in the Repair Schedule, Lessee shall have the right to remedy such failure and offset Lessee’s next monthly rental payment (the “Next Rental Payment”) by an amount equal to all costs and expenses incurred by Lessee in remedying such failure (the “Remedy Expenses”).  To the extent the Next Rental Payment is insufficient to offset the amount of the Remedy Expenses in full, the monthly rental payment or payments following the Next Rental Payment shall be offset by an amount equal to the difference between the Remedy Expenses and Next Rental Payment until such Remedy Expenses have been reimbursed in full.  Lessee shall not be entitled to offset any monthly rental payment unless and until Lessee has given Lessor written notice of default in compliance with the Repair Schedule and Lessor has failed to remedy the default in compliance with the Repair Schedule within [[thirty (30)]] days of Lessor’s receipt of such notice.  Further, Remedy Expenses shall include only expenses incurred by Lessee with third party contractors that are negotiated on an arms’ length basis, and in no event shall Remedy Expenses include consequential damages.

F.             All other terms and conditions of the Lease Agreement shall remain as set forth therein and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto set their hands on the      day of November, 2003.

SARUM MANAGEMENT, INC.

By:
Its:

ACCURIDE ERIE L.P.

By:
Title:

STATE OF OHIO	)
) SS:
COUNTY OF SUMMIT	)

BEFORE ME, a Notary Public, in and for such County and State, personally appeared the above-named, Sarum Management, Inc., by                                        , its                                        , who acknowledged that [[he]] [[she]] did sign the foregoing instrument and that the same is [[his]] [[her]] free act and deed and the free act and deed of such entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this      day of November, 2003.

Notary Public

STATE OF INDIANA	)
) SS:
COUNTY OF VANDERBURGH	)

BEFORE ME, a Notary Public, in and for such County and State, personally appeared the above-named, ACCURIDE ERIE L.P., by David K. Armstrong, Attorney in Fact, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed and the free act and deed of such entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this      day of November, 2003.

Notary Public

EXHIBIT B

Repair	Description	Mandatory Completion Date
Ducts	Lessor shall replace each of the two “make-up” air canvas ducts with a NFPA approved spiral or rectangular metal duct	On or before December 31, 2003
Walls and ceiling in production area	Lessor shall paint the walls and ceiling in the production area of the Leased Premises.	On or before December 31, 2003.
Vending and Office Areas

Lessor shall restore the walls, ceilings and floors with materials comparable to the materials existing immediately prior to the recent casualty and to a condition comparable to the condition existing immediately prior to the recent casualty.

On or before December 31, 2003.